EXHIBIT 99.2
OPENTV CORP. Q3 2006 Investor Conference Call
Transcript of Prepared Remarks
November 6, 2006
2:00 p.m. PST
Operator
Good day, ladies and gentlemen. Welcome to the third quarter 2006 OpenTV Corp. earnings conference call. My name is Eric and I will be your coordinator today. [OPERATOR INSTRUCTIONS.] I would now like to turn our presentation over to the host for today’s call, Mr. Mark Beariault, Vice President and General Counsel. Please proceed, sir.
Mark Beariault — OpenTV Corp. — VP, General Counsel
Good afternoon. Welcome to OpenTV’s third-quarter 2006 financial results call.
I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of the past quarter, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
For example, our ability to expand our markets, to extend our product offerings into new markets such as IPTV, to launch our products in more complex networks or to maintain positive momentum, are all forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K and the other documents and reports that we file from time to time with the Securities and Exchange Commission.
Those documents and reports can be viewed on our website or on the SEC’s website. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call we will also refer to certain non-GAAP financial measures, such as adjusted EBITDA and contribution margins from our segments that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release which was issued earlier today. That information is also made available on the Investor Relations page of our web site. We will also make available a web cast replay of this conference call on our web site. With that, I’ll turn the call over to Jim Chiddix, Chairman and Chief Executive Officer of OpenTV.
Jim Chiddix — OpenTV Corp. — Chairman, CEO
Thank you, Mark, and welcome everyone to our third-quarter 2006 earnings call. Also joining me today is Shum Mukherjee, Executive Vice President and CFO.
We continued to demonstrate good financial and operating momentum through the first nine months of this year. We have recorded four straight quarters of positive adjusted EBITDA, generated $14.3 million in cash flow from operations over the past eight quarters, and reported strong quarter-over-quarter revenue growth. That revenue growth was reflected in all product segments, with set-top box shipments continuing to grow at a healthy pace — up to nearly 74 million by September 30. Simply put, we have established a firm foundation for consistent and sustainable long-term growth in the years to come.

Our long-term growth strategy will be strengthened further as a result of Liberty Media’s planned transaction with the Kudelski Group. As many of you already know, we recently announced that Liberty is selling its control position in OpenTV to Kudelski, a global leader in digital content protection and a company with extensive experience in the digital television sector. By aligning two technology leaders with complementary offerings, this transaction will create a powerful partnership in the global digital television software sector. It makes us a stronger competitor without sacrificing any of the innovation and creativity that has helped each of our companies achieve market-leading positions. We look for the transaction to close either at the end of this year, or in early 2007.
Shum will now review our financial results in more detail, and then I’ll provide some comments on our operational results and long-term strategy. After that, we’ll open up the call to questions. Shum?
Shum Mukherjee — OpenTV Corp. — EVP, CFO
Thank you, Jim.
Let’s first take a look at our income statement. Third quarter revenues were $26.6 million, an increase of $7.1 million or 36% over revenues of $19.5 million reported in the third quarter of 2005. Revenue growth was driven by a $3.8 million increase in our middleware segment, a $1.9 million increase in our advertising business, and a $1.8 million increase in our BettingCorp segment. Revenues were $75.2 million for the first nine months, an increase of 19% over the prior-year period. On a sequential basis, revenue increased 12% over the $23.7 million from the second quarter ended June 30, 2006, primarily reflecting a $1.0 million increase in middleware royalties from the second quarter and increased revenues at our BettingCorp segment.
Contribution margin for the third quarter of 2006 was $7.2 million. This represents an increase of 132% over contribution margins of $3.1 million for the third quarter of 2005. Subtracting unallocated corporate overhead from contribution margin gets us to an adjusted EBITDA, before unusual items, which is a financial metric we use to evaluate performance. Adjusted EBITDA, before unusual items, for 2006 third quarter was $1.6 million, which is $3.3 million higher than the $1.7 million loss reported for the same period last year and marks the fourth consecutive quarter of positive adjusted EBITDA, before unusual items. Net loss for the third quarter was $1.8 million, or $0.01 a share, compared with $4.1 million or $0.03 per share a year ago. Net loss for this quarter included $800,000, or $0.01 per share, in share-based compensation costs under new options accounting rules, which was not included in the net loss numbers of $0.03 per share for 2005.
Deferred revenue was $24.3 million this quarter, a slight increase over the $24.1 million reported in the second quarter, and a 13% increase over the $21.6 million reported in the third quarter of 2005. That increase reflects strength in invoiced business and cash collections from our customers that we cannot yet recognize as revenues under US GAAP.
We report our business results in three segments: middleware and integrated technologies; applications; and BettingCorp. While those segments cross revenue and cost line items, we report them as separate segments because that is the way we look at them internally when assessing our business performance.
Revenues in our middleware segment increased by 25% to $19.2 million, compared to $15.4 million last year. Increased middleware revenues reflect a 25% increase in royalty and license fees, and an increase in 28% in service and other revenues. Our middleware contribution margin was $6.7 million for the third quarter, up 24% from $5.4 million a year ago due to the revenue increase, partially offset by higher headcount and headcount-related costs and other expenses. Overall, middleware remains quite profitable, and we continue to see positive trends.
Our applications segment includes our traffic and billing products, interactive advertising, NASCAR, PlayJam, and other applications. Revenues in this segment were $4.6 million for the quarter compared to $3.2 million in 2005. Application segment results include increased licenses of $800,000, and increased services of $1.2 million from CAM Systems, which we acquired in September of last year. These increases were partially offset by a $400,000 decrease in PlayJam games channel fees resulting from increased competition and the termination of service on our channel in France that we initiated in late 2005.
And last, revenues for our BettingCorp segment increased to $2.7 million, up from $900,000 in the third quarter of 2005. The increase was primarily a result of $2.1 million of one-off licenses, services, and support fees recorded for the Participate product line during the three months ending September 30, 2006. This increase was offset by a $400,000 reduction in fees from our PlayMonteCarlo games channel in the UK due to increased competition.
As many of you know, we began a process last spring to evaluate our BettingCorp and PlayJam businesses. We have made some headway on this evaluation in this quarter. In October, we signed an agreement to sell the listing position of our BettingCorp channel on BSkyB in the United Kingdom and BettingCorp’s customer list for its fixed odds gaming business. The close is contingent on the approval and transfer of certain licenses, which we expect to occur in the fourth quarter of 2006. Other than the channel listing and customer list, we retained all of the intellectual property, technology, and other assets associated with the BettingCorp business which, as we have noted before, has formed the core of our OpenTV Participate product line. Assuming the transaction closes and following a 90-day transition period, we would no longer be engaged in the fixed odds gaming business. That transaction supports our long-stated goal of focusing on the technologies for “interactivity,” and not the branded, consumer-facing aspects of this business.
As to the PlayJam business, we have conducted an extensive review of our operations and are making the necessary changes to achieve profitability. Some of these changes may involve scaling back service on certain platforms, outsourcing development activities, increasing advertising or sponsorship opportunities, or undertaking similar changes to ensure that the business contributes positively. While we think that this business requires additional work, we also believe that this space offers interesting, longer-term growth opportunities.
With those changes, we would expect to lose about $2.6 million in revenue from BettingCorp beginning in 2007, and would also expect to have some shorter-term revenue declines in PlayJam as we scale it back. As we move forward, we will update you on any additional changes in these businesses.
Now I’ll turn to operational expenses. Total operating expenses, including cost of revenues, R&D, sales and marketing, and G&A were $27.8 million in Q3 of 2006, compared to $22.7 million in Q3 of 2005. Excluding non cash-based expenses, such as depreciation, amortization, and the effects of FAS 123R, operating expenses were $25 million in Q3 of 2006 compared to $20.8 million in Q3 of 2005. This $4.2 million increase in expenses reflects a $2.7 million increase in additional people-related expenses, in cost of revenues and R&D. Our overall headcount is up from 443 in Q3 of 2005 to 493 in Q3 of 2006, reflecting an increase in our middleware segment and advanced advertising business. As indicated earlier, the increase in middleware headcount is required to meet the significant increase in business levels that we have won or expect to win, and to develop new products.
We continue to have a solid balance sheet and maintain a strong financial position. We have now reported four consecutive quarters of positive adjusted EBITDA and cumulative operating cash flow has been positive over the last eight quarters. Over the last four quarters we have generated positive cash flow from operations of $8.6 million and $14.3 million over the last eight quarters. Our cash portfolio has increased to $67.7 million on September 30, 2006 compared to $65 million on June 30, 2006 and $64.5 million on December 31, 2005. And, we expect that cash position to be further strengthened by Liberty’s capital contribution to us of $5.4 million at the close of the Kudelski transaction, and then up to an additional $14.3 million in early 2008 when Liberty’s escrow arrangements with Kudelski expire.
Now, moving on to our full-year financial guidance, based on third-quarter results, we remain largely comfortable with the 2006 outlook that we provided on our 2005 fourth quarter conference call and reiterated on our first and second quarter conference calls. As we review the first nine months of the year, we see that OpenTV is tracking well against internal expectations for a positive adjusted EBITDA for the year, so we are very comfortable with that target. Revenue growth should still come in within the forecasted 15% to 20% growth range, but based on current estimates we are now anticipating revenue growth closer to the lower end of the range, as we have experienced less growth in BettingCorp and

PlayJam. We have still seeing strong demand for our middleware, and we have now shipped nearly 74 million set-top boxes with our software included, compared with nearly 71 million set-top boxes at the end of the second quarter.
In summary, we continue to build upon the financial and operational progress achieved during the first half of 2006. We continue to improve our financial position and strengthen our balance sheet while further investing in the business, driving the top line, and keeping expenses in check. With that, I would now like to turn the call over to Jim who will provide an update on our operational progress and the opportunities that lie ahead. Jim?
Jim Chiddix — OpenTV Corp. — Chairman, CEO
Thank you, Shum.
OpenTV continues to perform well both financially and operationally. We are as strong competitively as we have ever been, and that position should only improve as we move toward aligning ourselves with the Kudelski Group. We continue to work on key agreements in all major regions of the world, including North America, Europe, Asia, and Latin America.
In North America, we are the first and only independent middleware provider to sign a significant deal with a major cable operator, Time Warner, and that agreement remains on track. Meanwhile, we continue to work closely with Comcast in seeking both a settlement of our Liberate litigation and the framework for an advanced advertising deal. Our discussions with Comcast are progressing, as is our continued work to develop the product specifications that will form the basis of that deal. While we were disappointed had the deal has still not closed, we believe that the time, effort, and high-level attention that we and Comcast have dedicated will result in a strategic deal that will mark an important milestone in the interactive advertising space.
In AsiaPac, we successfully launched DishTV for the Essel Group, with flash downloads to boxes in the field now expected to exceed 1.5 million copies by the end of the year. In Europe, we maintain a very strong position with major customers, including BSkyB and Sky Italia, in addition to Liberty Global’s UPC.
And, finally, in Latin America we have shipped software for 300,000 set-top boxes to our customers there and have begun recognizing revenue.
Last quarter, we talked about our focus over the past several years on providing our customers with the technologies and solutions they need to distinguish themselves from their competition, and we are starting to see tangible results from this focus. At IBC this year we demoed our latest offerings, which we believe were truly visionary. A high point was the debut of the revolutionary new user interface for television. This system helps viewers make choices from massive amounts of content with intuitive, video-based navigation that sorts by relevance. The feedback we received to this solution was overwhelmingly positive and a good indicator that we are on track with our vision. We also demonstrated our Core2/ PVR2 set-top box software through the demonstration of an HD Guide developed by Nagravision. Other product demonstrations included:
•	Applications using Flash and HTML;

•	Solutions for hybrid IPTV deployments by cable and satellite operators;

•	Switched digital functionality for bandwidth constrained operators;

•	Advanced advertising solutions;

•	Fully-integrated, transactional solutions for consumer participation television; and

•	Live HD services that are currently deployed with several of our customers.
These solutions were demonstrated on a variety of set-top boxes from ADB, Pace, Phillips, Scientific Atlanta, and Thompson all featuring our Core middleware.

As you heard Shum say, and as our results demonstrate, we truly are better positioned than ever before to capitalize on the changes in the television marketplace. We believe that the interest that we are seeing in India, the broader Asian continent, Latin and North America, and Europe will continue, and will only be helped as a result of our partnership with Kudelski.
Now, we’ll turn the call over to questions. Operator?